Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three and nine months ended September 30, 2018 and 2017

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2018 (unaudited)	December 31, 2017 (Restated)
CURRENT ASSETS
Cash and cash equivalents	$42,965	$21,250
Accounts receivable, net of allowance of $6,806 in 2018 and $8,250 in 2017	277,853	303,962
Prepaid expenses	49,828	43,282
Other current assets	28,269	30,049

Total Current Assets	398,915	398,543
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	280,734	310,128
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	14,409	17,517
Goodwill	189,929	195,511
OTHER ASSETS
Related party notes receivable	249,016	248,396
Other assets	110,215	107,479

Total Assets	$1,243,218	$1,277,574

CURRENT LIABILITIES
Accounts payable	$64,730	$76,652
Accrued expenses	320,618	289,925
Deferred income	45,215	31,648
Current portion of long-term debt	100	458

Total Current Liabilities	430,663	398,683
Long-term debt	370,547	369,229
Related party subordinated notes payable	1,059,807	1,079,899
Other long-term liabilities	116,354	137,132
Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	645	620
Parent Company’s net investment	(1,138,259)	(1,083,729)
Accumulated other comprehensive income	403,461	375,740

Total Shareholder’s Deficit	(734,153)	(707,369)

Total Liabilities and Shareholder’s Deficit	$1,243,218	$1,277,574

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (Restated)	2018	2017 (Restated)
Revenue	$265,726	256,547	$843,222	$758,082
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	186,853	187,630	579,830	536,108
Selling, general and administrative expenses (excludes depreciation and amortization)	63,142	62,277	186,065	171,368
Corporate expenses (excludes depreciation and amortization)	9,841	10,742	27,164	35,201
Depreciation and amortization	20,923	18,983	63,450	54,233
Impairment charges	—	1,591	—	1,591
Other operating income (expense), net	1,288	(394)	1,880	7,472

Operating loss	(13,745)	(25,070)	(11,047)	(32,947)
Interest expense, net	11,965	10,434	36,475	27,327
Equity in loss of nonconsolidated affiliates	(93)	(838)	(483)	(1,643)
Other expense, net	(1,461)	(1,965)	(5,252)	(3,318)

Net loss before income taxes	(27,264)	(38,307)	(53,617)	(65,235)
Income tax expense (benefit)	3,495	(262)	5,001	4,455

Consolidated net loss	(30,759)	(38,045)	(58,618)	(69,690)
Less amount attributable to noncontrolling interest	44	66	46	67

Net loss attributable to the Company	$(30,803)	$(38,111)	$(58,664)	$(69,757)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	7,716	(12,817)	26,370	(35,752)
Unrealized holding gain on marketable securities	—	4	—	20
Reclassification adjustments	1,425	—	1,425	(1,643)

Other comprehensive income (loss), net of tax	9,141	(12,813)	27,795	(37,375)

Comprehensive loss	(21,662)	(50,924)	(30,869)	(107,132)
Less amount attributable to noncontrolling interest	(4)	(53)	(21)	55

Comprehensive loss attributable to the Company	$(21,658)	$(50,871)	$(30,848)	$(107,187)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
(In thousands)	2018	2017 (Restated)
Cash flows from operating activities:
Consolidated net loss	$(58,618)	$(69,690)
Reconciling items:
Impairment charges	—	1,591
Depreciation and amortization	63,450	54,233
Deferred taxes	2,220	(213)
Provision for doubtful accounts	977	1,417
Amortization of deferred financing charges and note discounts, net	1,318	1,411
Share-based compensation	2,448	1,670
Gain on sale of operating assets	(1,880)	(7,472)
Equity in loss of nonconsolidated affiliates	483	1,643
Noncash capitalized interest expense	27,042	24,810
Foreign exchange transaction loss	5,188	6,384
Other reconciling items, net	(1,924)	(3,726)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	16,714	(167)
Increase in prepaid expenses and other current assets	(4,373)	(11,035)
Increase in accrued expenses	23,138	1,842
Decrease in accounts payable	(9,598)	(2,710)
Increase in deferred income	16,246	13,873
Changes in other operating assets and liabilities, net	(7,429)	9,974

Net cash provided by operating activities	75,402	23,835

Cash flows from investing activities:
Purchases of property, plant and equipment	(40,518)	(61,401)
Proceeds from disposal of assets	1,624	8,223
Proceeds from the sale of investments	409	6,735
Purchases of other operating assets	(45)	(2,227)
Increase in related party notes receivable, net	(621)	(11,669)
Other, net	(351)	(1,681)

Net cash used for investing activities	(39,502)	(62,020)

Cash flows from financing activities:
Proceeds from long-term debt	—	156,000
Payments on long-term debt	(346)	(531)
Net transfers (to) from related parties	1,591	(164,189)
Increase (decrease) in related party notes payable	(9,391)	11,431
Dividends and other payments to noncontrolling interests	—	16
Other, net	—	(4,387)

Net cash used for financing activities	(8,146)	(1,660)

Effect of exchange rate changes on cash	(1,665)	3,691

Net increase (decrease) in cash, cash equivalents and restricted cash	26,089	(36,154)
Cash, cash equivalents and restricted cash at beginning of period	36,254	82,152

Cash, cash equivalents and restricted cash at end of period	$62,343	$45,998

Cash paid for interest	16,406	9,844
Cash paid for income taxes	6,182	8,847

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

	The Company	Non-controlling	Consolidated
(In thousands)	(Restated)	Interest	(Restated)
Balance, January 1, 2017	$(477,669)	$1,671	$(475,998)
Consolidated net income (loss)	(69,757)	67	(69,690)
Foreign currency translation adjustments	(35,807)	55	(35,752)
Unrealized holding gain on marketable securities	20	—	20
Dividends and other payments to noncontrolling interests	—	16	16
Disposals of non-controlling interest	—	(1,046)	(1,046)
Net transfers to related parties	(132,223)	—	(132,223)
Reclassification adjustments	(1,643)	—	(1,643)
Other, net	1,806	(136)	1,670

Balance, September 30, 2017	$(715,273)	$627	$(714,646)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2018	$(707,989)	$620	$(707,369)
Consolidated net income (loss)	(58,664)	46	(58,618)
Foreign currency translation adjustments	26,391	(21)	26,370
Net transfers from related parties	1,591	—	1,591
Reclassification adjustments	1,425	—	1,425
Other, net	2,448	—	2,448

Balance, September 30, 2018	$(734,798)	$645	$(734,153)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia and Latin America and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary within the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH and CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

Restatement of Prior Periods

Subsequent to the issuance of the 2017 financial statements, the Company identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of the Company’s VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million as of December 31, 2017, an overstatement of revenue of $0.6 million and $1.8 million for the three and nine months ended September 30, 2017, respectively, and an understatement of direct operating expenses of $1.9 million and $5.0 million for the three and nine months ended September 30, 2017, respectively. Based on an analysis of the quantitative and qualitative factors in accordance with SEC Staff Bulletins (“SAB”) 99, Materiality, SAB 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in the Current Year Financial Statements and Accounting Standards Codification 250, Accounting Changes and Error Corrections, the Company concluded that these misstatements were material, individually and in the aggregate, to the Company’s prior quarterly and annual financial statements previously furnished on CCOH’s Form 8-K. Accordingly, the Company is correcting the VAT misstatements, as well as a previously identified immaterial error relating to an overstatement of deferred tax assets and a corresponding overstatement of long-term liabilities of $3.3 million as of December 31, 2017, by restating the Consolidated Balance Sheet as of December 31, 2017 and December 31, 2016 and the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016 and for the three months ended March 31, 2018. These adjustments did not affect total cash flows from operating activities, financing activities or investing activities for any period presented.

A summary of the effect of the correction on the Consolidated Balance Sheet as of December 31, 2017 is as follows:

	December 31, 2017
(In thousands)	As Reported	Correction	Revised
Other assets	$110,814	$(3,335)	$107,479
Total Assets	1,280,909	(3,335)	1,277,574
Other long-term liabilities	123,578	13,554	137,132
Parent Company’s net investment	(1,067,998)	(15,731)	(1,083,729)
Accumulated other comprehensive income	376,898	(1,158)	375,740
Total Shareholder’s Deficit	(690,480)	(16,889)	(707,369)
Total Liabilities and Shareholder’s Deficit	1,280,909	(3,335)	1,277,574

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

A summary of the effect of the correction on the Consolidated Statement of Comprehensive Loss for the three and nine months ended September 30, 2017 is as follows:

	Three Months Ended September 30, 2017
(In thousands)	As Reported	Correction	Revised
Revenue	$257,206	$(659)	$256,547
Direct operating expenses (excludes depreciation and amortization)	185,784	1,846	187,630
Operating loss	(22,565)	(2,505)	(25,070)
Loss before income taxes	(35,802)	(2,505)	(38,307)
Consolidated net loss	(35,540)	(2,505)	(38,045)
Net loss attributable to the Company	(35,606)	(2,505)	(38,111)
Foreign currency translation adjustments	(12,431)	(386)	(12,817)
Other comprehensive loss	(12,427)	(386)	(12,813)
Comprehensive loss	(48,033)	(2,891)	(50,924)
Comprehensive loss attributable to the Company	(47,980)	(2,891)	(50,871)

	Nine Months Ended September 30, 2017
(In thousands)	As Reported	Correction	Revised
Revenue	$759,918	$(1,836)	$758,082
Direct operating expenses (excludes depreciation and amortization)	531,137	4,971	536,108
Operating loss	(26,140)	(6,807)	(32,947)
Loss before income taxes	(58,428)	(6,807)	(65,235)
Consolidated net loss	(62,883)	(6,807)	(69,690)
Net loss attributable to the Company	(62,950)	(6,807)	(69,757)
Foreign currency translation adjustments	(34,633)	(1,119)	(35,752)
Other comprehensive loss	(36,256)	(1,119)	(37,375)
Comprehensive loss	(99,206)	(7,926)	(107,132)
Comprehensive loss attributable to the Company	(99,261)	(7,926)	(107,187)

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Recently Adopted

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Consolidated Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Consolidated Statements of Cash Flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts reported in the Consolidated Statement of Cash Flows:

(In thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$42,965	$21,250
Restricted cash included in:
Other current assets	4,231	655
Other assets	15,147	14,349

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$62,343	$36,254

New Accounting Pronouncements Not Yet Adopted

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for nonpublic entities for the first interim period within annual reporting periods beginning after December 15, 2018. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2017 or 2018 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The standard is expected to have a material impact on our consolidated balance sheet, but is not expected to materially impact our consolidated statement of comprehensive loss or cash flows. The Company is continuing to evaluate the impact of the provisions of this new standard on its consolidated financial statements.

In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842)—Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than adjusting each period presented at the date of adoption. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2018 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans. This update is designed to improve the effectiveness of disclosures by removing and adding disclosures related to defined benefit plans. The standard is effective for annual and any interim periods beginning after December 15, 2021 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at September 30, 2018 and December 31, 2017, respectively:

	September 30,	December 31,
(In thousands)	2018	2017
Land, buildings and improvements	$35,269	$36,446
Structures	538,770	572,944
Furniture and other equipment	117,757	105,304
Construction in progress	29,170	32,142

	720,966	746,836
Less: accumulated depreciation	440,232	436,708

Property, plant and equipment, net	$280,734	$310,128

Total depreciation expense related to property, plant and equipment for the three months ended September 30, 2018 and 2017 was $20.1 million and $17.7 million, respectively, and $61.1 million and $50.4 million for the nine months ended September 30, 2018 and 2017, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at September 30, 2018 and December 31, 2017, respectively:

	September 30, 2018		December 31, 2017
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$229,667	$(215,359)	$237,453	$(220,070)
Other	1,059	(958)	1,078	(944)

Total	$230,726	$(216,317)	$238,531	$(221,014)

Total amortization expense related to definite-lived intangible assets for the three months ended September 30, 2018 and 2017 was $0.8 million and $1.3 million, respectively, and $2.4 million and $3.9 million for the nine months ended September 30, 2018 and 2017, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2019	1,422
2020	1,254
2021	1,119
2022	782
2023	728

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company concluded no goodwill impairment was required during the three and nine ended September 30, 2018. The Company recognized goodwill impairment of $1.6 million during the three and nine months ended September 30, 2017 related to one country.

The following table presents the changes in the carrying amount of the Company’s goodwill:

(In thousands)
Balance as of December 31, 2016	$180,851
Impairment	(1,591)
Dispositions	(1,817)
Foreign currency	18,068

Balance as of December 31, 2017	$195,511
Foreign currency	(5,582)

Balance as of September 30, 2018	$189,929

The beginning balance as of December 31, 2016 is net of cumulative impairments of $236.6 million.

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of September 30, 2018 and December 31, 2017 consisted of the following:

	September 30,	December 31,
(In thousands)	2018	2017
Clear Channel International B.V. Senior Notes	$375,000	$375,000
Other debt	100	458
Original issue premium	3,023	3,954
Long-term debt fees	(7,476)	(9,725)

Total debt	$370,647	$369,687
Less: current portion	100	458

Total long-term debt	$370,547	$369,229

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $386.4 million and $388.6 million at September 30, 2018 and December 31, 2017, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

Italy Investigation

As described in Note 1 to these consolidated financial statements, subsequent to the issuance of the 2017 financial statements, the Company identified corrections associated with VAT obligations related to its subsidiary in Italy. Upon identification of these corrections, the Company undertook certain procedures, including a forensic investigation, which is ongoing. In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit, amounting to approximately $17 million, including estimated possible penalties and interest. The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from the Company’s estimates, and such differences may be material.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Guarantees

As of September 30, 2018, the Company had outstanding bank guarantees of $36.6 million, of which $16.0 million were backed by cash collateral. Additionally, as of September 30, 2018, Parent Company had outstanding commercial standby letters of credit of $18.8 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.

Related party subordinated notes payable at September 30, 2018 and December 31, 2017 consisted of:

	September 30,	December 31,
(In thousands)	2018	2017
Notes due to Clear Channel C.V.	$347,579	$361,390
Notes due to CCO International Holdings B.V.	712,228	718,509

Total Related Party Notes Payable	$1,059,807	$1,079,899

During the nine months ended September 30, 2018 and 2017, the Company capitalized $27.0 million and $24.8 million in interest payable, respectively, which had been accrued in relation to related party subordinated notes payable.

Related Party Notes Receivable

The Company, as lender, had three outstanding notes receivable balances with three related parties, Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at September 30, 2018. The balances are unsecured and repayable on demand. The Clear Channel C.V. note bears interest at a fixed rate of 9.66%. The Clear Channel Worldwide Holdings, Inc. and CCO International Holdings B.V. notes bear interest at 3.65% plus three-month USD LIBOR and 3.40% plus three-month USD LIBOR, respectively.

The balances outstanding at September 30, 2018 and December 31, 2017 on these Related Party Notes Receivable are as follows:

	September 30,	December 31,
(In thousands)	2018	2017
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	9,966	9,346
Note due from Clear Channel Worldwide Holdings, Inc.	16,273	16,273

Total Related Party Notes Receivable	$249,016	$248,396

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

and repatriate available funds. The amount of any cash that is transferred is determined on a basis mutually agreeable to the Parent Company and iHeartCommunications and not on a pre-determined basis. If excess cash from our operations is transferred to iHeartCommunications, it is either applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets and (v) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2018 and 2017, the Company recorded $4.2 million and $8.2 million, respectively, and $13.7 million and $24.6 million for the nine months ended September 30, 2018 and 2017, respectively, for these services, which are included in Corporate expenses in the Statement of Comprehensive Loss.

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended September 30, 2018 and 2017 were $4.7 million and $5.0 million, respectively, and $13.7 million and $11.6 million for the nine months ended September 30, 2018 and 2017, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Relationship with iHeartCommunications

On March 14, 2018, iHeartCommunications and certain of iHeartCommunications’ direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas. CCOH and its direct and indirect subsidiaries, including the Company and its subsidiaries, did not file Chapter 11 cases.

There are no material effects on the Company’s financial statements due to the iHeart Chapter 11 Cases. None of the Company’s subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect the Company as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court approved a final order allowing iHeartCommunications and CCOH to continue the management services, stewardship fee, and tax services arrangements discussed above.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. The Bankruptcy Court approved a final order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and the Company during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases.

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
(In thousands)		(Restated)		(Restated)
Current tax expense (benefit)	$4,579	$(1,791)	$2,781	$4,668
Deferred tax expense (benefit)	(1,084)	1,529	2,220	(213)

Income tax expense (benefit)	$3,495	$(262)	$5,001	$4,455

The effective tax rates for the three months ended September 30, 2018 and 2017 were (12.8)% and 0.7%, respectively. The effective tax rates for the nine months ended September 30, 2018 and 2017 were (9.3)% and (6.8)%, respectively. The effective rate was primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses due to uncertainty regarding the Company’s ability to realize those assets in future periods. In addition, current period losses in certain jurisdictions did not result in tax benefits due to the inability to deduct those losses for tax purposes.

NOTE 8 — POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Service cost	$892	$736	$2,710	$2,173
Settlement loss(1)	1,881	—	1,881	—
Interest cost	927	958	2,870	2,805
Expected returns on plan assets	(1,657)	(1,609)	(5,144)	(4,713)
Amortization of actuarial loss	199	279	614	818
Amortization of prior service credits	(46)	(45)	(138)	(133)

Total net periodic pension (benefit) cost	$2,196	$319	$2,793	$950

(1)

During the three months ended September 30, 2018, several employees of our business in the UK transferred out of the UK pension plan, triggering settlement treatment, resulting in the recognition of unamortized losses, previously included within Accumulated other comprehensive income, as part of the net periodic pension cost for the period.

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.4 million and $0.5 million to defined benefit pension plans during the three months ended September 30, 2018 and 2017, respectively. The Company contributed $1.4 million and $1.2 million to defined benefit pension plans during the nine months ended September 30, 2018 and 2017, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.3 million and $3.4 million for the three months ended September 30, 2018 and 2017, respectively. Contributions to these plans totaled $10.8 million and $9.9 million for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 9 —   OTHER INFORMATION

The following table discloses the components of “Other assets” at:

(In thousands)	September 30, 2018	December 31, 2017 (Restated)
Prepaid expenses	$10,427	$8,440
Deposits	6,078	5,515
Investments	5,150	4,040
Deferred income taxes	62,574	63,612
Restricted cash	15,147	14,349
Other	10,839	11,523

Total other assets	$110,215	$107,479

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table discloses the components of “Accrued expenses” at:

	September 30,	December 31,
(In thousands)	2018	2017
Accrued employee compensation and benefits	$97,340	$89,034
Accrued rent	111,457	104,845
Accrued taxes	19,355	15,566
Accrued other	92,466	80,480

Total accrued expenses	$320,618	$289,925

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	September 30, 2018	December 31, 2017 (Restated)
Unrecognized tax benefits	$8,225	$10,240
Asset retirement obligation	25,143	26,753
Postretirement benefit obligation (Note 8)	47,353	50,474
Other	35,633	49,665

Total other long-term liabilities	$116,354	$137,132

NOTE 10 —   SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the period ended September 30, 2018 through November 8, 2018, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2018 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Restatement of Prior Periods

Subsequent to the issuance of the 2017 financial statements, we identified misstatements primarily associated with VAT obligations in our business in Italy that impacted prior periods. For further details, refer to Note 1 to our consolidated financial statements. Accordingly, we have revised the prior period financial statements presented herein to reflect these corrections. Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on the revised financial results for the three and nine months ended September 30, 2017.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of November 8, 2018, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us, and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2018 and 2017, we recorded approximately $4.2 million and $8.2 million, respectively, and $13.7 million and $24.6 million for the nine months ended September 30, 2018 and 2017, respectively, for these services, which are reflected as a component of Corporate expenses. The decrease is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provided that CCOH pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. CCOH ceased allocating a fee to us related to this agreement on December 31, 2017.

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended September 30, 2018 and 2017 were $4.7 million and $5.0 million, respectively, and $13.7 million and $11.6 million for the nine months ended September 30, 2018 and 2017, respectively. Such costs are included as a reduction in Corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three and nine months ended September 30, 2018 and 2017 is as follows:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2018	2017		2018	2017
(in thousands)		(Restated)			(Restated)
Revenue	$265,726	$256,547	3.6%	$843,222	$758,082	11.2%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	186,853	187,630	(0.4)%	579,830	536,108	8.2%
Selling, general and administrative expenses (excludes depreciation and amortization)	63,142	62,277	1.4%	186,065	171,368	8.6%
Corporate expenses (excludes depreciation and amortization)	9,841	10,742	(8.4)%	27,164	35,201	(22.8)%
Depreciation and amortization	20,923	18,983	10.2%	63,450	54,233	17.0%
Impairment charges	—	1,591		—	1,591
Other operating income (expense), net	1,288	(394)		1,880	7,472

Operating income (loss)	(13,745)	(25,070)	(45.2)%	(11,407)	(32,947)	(65.4)%
Interest expense, net	11,965	10,434		36,475	27,327
Equity in income (loss) of nonconsolidated affiliates	(93)	(838)		(483)	(1,643)
Other expense, net	(1,461)	(1,965)		(5,252)	(3,318)

Net income (loss) before income taxes	(27,264)	(38,307)		(53,617)	(65,235)
Income tax expense	3,495	(262)		5,001	4,455

Consolidated net loss	(30,759)	(38,045)		(58,618)	(69,690)
Less amount attributable to noncontrolling interest	44	66		46	67

Net loss attributable to the Company	$(30,803)	$(38,111)		$(58,664)	$(69,757)

Consolidated Revenue

For the three months ended September 30, 2018, revenue increased $9.2 million compared to the same period of 2017. Excluding the $5.8 million impact from movements in foreign exchange rates, revenues increased $15.0 million compared to the same period of 2017. The increase in revenue is due to growth in the Nordic countries, as well as the United Kingdom and Italy, primarily from new deployments and digital expansion.

For the nine months ended September 30, 2018, revenue increased $85.1 million compared to the same period of 2017. Excluding the $42.2 million impact from movements in foreign exchange rates, revenues increased $42.9 million compared to the same period of 2017. The increase in revenue is due to growth in multiple countries, including the Nordic countries, Spain, Switzerland and Ireland, primarily from new deployments and digital expansion.

Consolidated Direct Operating Expenses

For the three months ended September 30, 2018, direct operating expenses decreased $0.8 million compared to the same period of 2017. Excluding the $3.8 million impact from movements in foreign exchange rates, direct operating expenses increased $3.0 million compared to the same period of 2017. The increase was primarily due to higher site lease expenses related to new contracts in countries experiencing revenue growth.

For the nine months ended September 30, 2018, direct operating expenses increased $43.7 million compared to the same period of 2017. Excluding the $30.1 million impact from movements in foreign exchange rates, direct operating expenses increased $13.6 million compared to the same period of 2017. The increase was driven by higher site lease expenses related to new contracts in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended September 30, 2018, SG&A expenses increased $0.9 million compared to the same period of 2017. Excluding the $1.2 million impact from movements in foreign exchange rates, SG&A expenses increased $2.1 million compared to the same period of 2017. The increase in SG&A expenses was primarily due to non-cash pension settlement expenses in the United Kingdom.

For the nine months ended September 30, 2018, SG&A expenses increased $14.7 million compared to the same period of 2017. Excluding the $9.6 million impact from movements in foreign exchange rates, SG&A expenses increased $5.1 million compared to the same period of 2017. The increase in SG&A expenses primarily related to non-cash pension settlement expense in the United Kingdom as well as higher expenses in Sweden and Belgium.

Corporate Expenses

For the three months ended September 30, 2018, corporate expenses decreased $0.9 million compared to the same period of 2017. The decrease is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement proved that CCOH pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel Name (the “February 2017 IP Agreement”). CCOH allocated a portion of this fee to the Company during 2017 in addition to the fees paid for management services. During 2018, CCOH ceased allocating this additional fee to the Company.

For the nine months ended September 30, 2018, corporate expenses decreased $8.0 million compared to the same period of 2017. Excluding the $0.3 million impact from movements in foreign exchange rates, corporate expenses decreased $9.7 million compared to the same period of 2017. The decrease is primarily due to the February 2017 IP Agreement, under which CCOH allocated a portion of the license fee to the Company during 2017 in addition to the fees paid for management services. During 2018, CCOH ceased allocating this additional fee to the Company.

Depreciation and Amortization

Depreciation and amortization increased $1.9 million and $9.2 million during the three and nine months ended September 30, 2018, respectively, compared to the same periods of 2017 primarily due to asset acquisitions, partially offset by assets becoming fully depreciated or fully amortized and the impact from movements in foreign exchange rates.

Other Operating Income (Expense), Net

Other operating income, net was $1.3 million and $1.9 million for the three and nine months ended September 30, 2018, respectively.

Other operating expense, net was $0.4 million for the three months ended September 30, 2017. Other operating income, net was $7.5 million for the nine months ended September 30, 2017, primarily due to the $6.8 million gain on the sale of our joint venture in Belgium.

Interest Expense, Net

Interest expense, net increased $1.5 million and $9.1 million during the three and nine months ended September 30, 2018, respectively, compared to the same periods of 2017. The increase primarily related to the issuance of $150.0 million in additional notes of our existing 8.75% Senior Notes due 2020 in August of 2017.

Equity in Income (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.1 million and $0.8 million for the three months ended September 30, 2018 and 2017, respectively, included the loss from our equity investments.

Equity in loss of nonconsolidated affiliates of $0.5 million and $1.6 million for the nine months ended September 30, 2018 and 2017, respectively, included the loss from our equity investments.

Other Expense, net

Other expense, net of $1.5 million and $5.3 million recognized in the three and nine months ended September 30, 2018, respectively, related primarily to net foreign exchange gains recognized in connection with intercompany notes denominated in foreign currencies.

Other expense, net of $2.0 million and $3.3 million recognized in the three and nine months ended September 30, 2017, respectively, related primarily to net foreign exchange losses recognized in connection with intercompany notes denominated in foreign currencies.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended September 30, 2018 and 2017 were (12.8)% and 0.7%, respectively. The effective tax rates for the nine months ended September 30, 2018 and 2017 were (9.3)% and (6.8)%, respectively. The effective rates were primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses due to uncertainty regarding the Company’s ability to realize those assets in future periods. In addition, current period losses in certain jurisdictions did not result in tax benefits due to the inability to deduct those losses for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,
	2018	2017
(U.S. dollars in thousands)		(Restated)
Cash provided by (used for):
Operating activities	$75,402	$23,835
Investing activities	(39,502)	(62,020)
Financing activities	(8,146)	(1,660)

Operating Activities

Cash provided by operating activities was $75.4 million during the nine months ended September 30, 2018 compared to cash provided by operating activities of $23.8 million during the nine months ended September 30, 2017. The increase in cash provided by operating activities is primarily attributed changes in working capital balances, particularly accrued expenses, which were affected by the timing of payments, and accounts receivable, which were affected by improved collections.

Investing Activities

Cash used for investing activities of $39.5 million during the nine months ended September 30, 2018, primarily reflected capital expenditures of $40.5 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Cash used for investing activities of $62.0 million during the nine months ended September 30, 2017, primarily reflected capital expenditures of $61.4 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts, and a $11.7 million increase in related party notes receivables, partially offset by proceeds from the sale of assets and investments, primarily our joint venture in Belgium and an investment in Brazil.

Financing Activities

Cash used for financing activities of $8.1 million during the nine months ended September 30, 2018 primarily reflects the decrease in related party notes payable.

Cash used for financing activities of $1.7 million during the nine months ended September 30, 2017 primarily reflects net transfers to related parties of $164.2 million partially offset by net proceeds from long-term debt of $156.0 million and proceeds from related party notes receivable of $11.4 million.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At September 30, 2018, we had $43.0 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us.

It is iHeartCommunications’ policy is to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis.

On March 14, 2018, iHeartMedia, the indirect parent of Parent Company, and certain of its subsidiaries including iHeartCommunications (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Parent Company and its direct and indirect subsidiaries, including us and our subsidiaries, did not file Chapter 11 cases.

There are no material effects on our financial statements due to the iHeart Chapter 11 Cases. None of our subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect us as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court has approved a final order allowing iHeartCommunications and CCOH to continue the cash management services described below.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court in the iHeart Chapter 11 Cases, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications immediately prior to the commencement of the iHeart Chapter 11 Cases was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. The Bankruptcy Court entered an order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. Parent Company is an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. Parent Company does not expect to recover the full balance of the now frozen Due from iHeartCommunications Note upon the implementation of the

Plan of Reorganization or any other plan of reorganization that is ultimately accepted by the requisite vote of creditors and approved by the Bankruptcy Court. If Parent Company does not otherwise obtain sufficient supplemental liquidity as contemplated by the Disclosure Statement filed by the Debtors in the iHeart Chapter 11 Cases, we and Parent Company could experience a liquidity shortfall. In addition, any repayments that Parent Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of September 30, 2018.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Senior Notes

As of September 30, 2018, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of September 30, 2018 and December 31, 2017, we had related party subordinated notes payable balances outstanding of $1.1 billion and $1.1 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of September 30, 2018, there was $1.4 million outstanding under these facilities and there was approximately $5.1 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three and nine months ended September 30, 2018 by $3.1 million and $5.9 million, respectively. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three and nine months ended September 30, 2018 would have increased our net loss for the three and nine months ended September 30, 2018 by a corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2018, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no goodwill impairment charges. In determining the fair value of our reporting units, we used the following assumptions:

•

Expected cash flows underlying our business plans for the periods 2018 through 2022. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2022 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.0% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 5% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three and nine months ended September 30, 2018 and 2017 and at September 30, 2018 and December 31, 2017. The selected historical financial data for the three and nine months ended September 30, 2018 and 2017 and at September 30, 2018 and December 31, 2017 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended September 30, 2018
			Non-Guarantor Subsidiaries
(In millions)	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$116.5	$144.1	$5.1	$—	$265.7
Direct operating, SG&A and Corporate expenses	0.1	108.4	147.1	4.2	—	259.8
Depreciation and amortization	—	9.8	10.7	0.4	—	20.9
Other operating (expense) income	—	0.2	1.1	—	—	1.3

Operating income (loss)	$(0.1)	$(1.5)	$(12.6)	$0.5	$—	$(13.7)

Other Financial Data:
Capital expenditures	$—	$11.7	$16.3	$0.2	$—	$28.2

	Nine Months Ended September 30, 2018
Results of Operations Data:
Revenue	$—	$367.0	$459.6	$16.6	$—	$843.2
Direct operating, SG&A and Corporate expenses	0.2	330.5	449.9	12.4	—	793.0
Depreciation and amortization	—	28.8	33.6	1.1	—	63.5
Other operating (expense) income	—	—	1.9	—	—	1.9

Operating income (loss)	$(0.2)	$7.7	$(22.0)	$3.1	$—	$(11.4)

Other Financial Data:
Capital expenditures	$—	$18.7	$21.6	$0.2	$—	$40.5
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$27.5	$14.4	$1.1	$—	$43.0
Current assets	—	158.4	232.5	8.0	—	398.9
Property, plant and equipment, net	—	115.5	161.9	3.3	—	280.7
Intercompany assets	63.9	448.6	147.0	49.1	(708.6)	—
Total assets	286.7	878.8	722.4	63.9	(708.6)	1,243.2
Current liabilities	9.8	151.8	262.8	6.3	—	430.7
Long-term debt, less current maturities	370.5	—	—	—	—	370.5
Related party subordinated notes payable	511.8	548.0	—	—	—	1,059.8

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

	Three Months Ended September 30, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
(In millions)		(Restated)	(Restated)			(Restated)
Results of Operations Data:
Revenue	$—	$113.0	$139.2	$4.3	$—	$256.5
Direct operating, SG&A and Corporate expenses	0.2	105.4	151.7	3.3	—	260.6
Depreciation and amortization	—	8.1	10.5	0.4	—	19.0
Impairment charges	—	—	1.6	—	—	1.6
Other operating (expense) income	—	—	(0.4)	—	—	(0.4)

Operating income (loss)	$(0.2)	$(0.5)	$(25.0)	$0.6	$—	$(25.1)

Other Financial Data:
Capital expenditures	$—	$8.4	$9.2	$0.1	$—	$17.7

	Nine Months Ended September 30, 2017
Results of Operations Data:
Revenue	$—	$330.1	$414.1	$13.9	$—	$758.1
Direct operating, SG&A and Corporate expenses	0.2	305.6	426.4	10.5	—	742.7
Depreciation and amortization	—	21.9	31.1	1.2	—	54.2
Impairment	—	—	1.6	—	—	1.6
Other operating (expense) income	—	6.7	0.8	—	—	7.5

Operating income (loss)	$(0.2)	$9.3	$(44.2)	$2.2	$—	$(32.9)

Other Financial Data:
Capital expenditures	$—	$29.9	$31.2	$0.3	$—	$61.4
Balance Sheet Data (at December 31, 2017):
Cash and cash equivalents	$—	$14.9	$1.4	$5.0	$—	$21.3
Current assets	—	145.3	241.3	11.9	—	398.5
Property, plant and equipment, net	—	128.8	177.0	4.3	—	310.1
Intercompany assets	56.5	386.7	151.8	44.1	(639.1)	—
Total assets	279.3	816.9	756.3	64.2	(639.1)	1,277.6
Current liabilities	1.8	150.2	239.0	7.7	—	398.7
Long-term debt, net of current maturities	369.2	—	—	—	—	369.2
Related party subordinated notes payable	533.3	546.6	—	—	—	1,079.9

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including any impact as a result of Brexit;

•	our ability to service our debt obligations and to fund our operations and capital expenditures;

•	industry conditions, including competition;

•	our dependence on Parent Company’s management team and key individuals;

•	our ability to obtain or retain key concessions and contracts;

•	fluctuations in operating costs;

•	technological advances and innovations;

•	shifts in population and other demographics;

•

other general economic and political conditions in the countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in multiple jurisdictions;

•	Parent Company’s and our relationship with iHeartCommunications;

•

the risks and uncertainties associated with iHeartMedia’s Chapter 11 Cases on us and iHeartCommunications, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court;

•	the obligations and restrictions imposed on us by Parent Company’s agreements with iHeartCommunications;

•	the risk that Parent Company may be unable to replace the services iHeartCommunications provides to it and to us in a timely manner or on comparable terms;

•	the risk that iHeartMedia’s Chapter 11 Cases may result in unfavorable tax consequences for us;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and

•	the effect of credit ratings downgrades.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.